EXHIBIT 4.1

Morgan Stanley Smith Barney LLC
2000 Westchester Avenue
Purchase, New York 10577

May 23, 2023

Morgan Stanley Portfolios, Series 66
c/o The Bank of New York Mellon, as Trustee
240 Greenwich Street, 22W Fl
New York, New York 10286

Re: Morgan Stanley Portfolios, Series 66

Ladies and Gentlemen:

We have examined the Registration Statement File No. 333-271158 for the above captioned trust. We hereby consent to the use in the Registration Statement of the references to Morgan Stanley Smith Barney LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Sincerely, MORGAN STANLEY SMITH BARNEY LLC By: /s/ MICHAEL B. WEINER Executive Director